Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2020 RESULTS

– Cash Flow from Operations up $11 Million Over Prior Year –

– Total Revenue, Adjusted EBITDA and Earnings per Share Exceed Analyst Expectations –

– Company Nears Completion of Integration Plan and Pivots Focus to Long-Term Growth –

Rochelle Park, NJ, July 30, 2020 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the second quarter ended June 30, 2020.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Recurring Service Revenues	$37,006	$38,506	$76,859	$76,035
Other Service Revenues	1,423	1,232	2,094	2,710
Total Service Revenues	38,429	39,738	78,953	78,745
Product Sales	18,303	27,365	43,958	54,393
Total Revenues	56,732	67,103	122,911	133,138
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(6,670)	(6,419)	(13,645)	(11,909)
Basic EPS	(0.09)	(0.08)	(0.17)	(0.15)
EBITDA (1,3)	10,330	11,997	22,102	24,744
Adjusted EBITDA (2,3)	$11,941	$14,165	$25,621	$29,303

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included with the financial tables at the end of this release.

“We’re pleased with our second quarter results as revenues came in as anticipated, while Adjusted EBITDA margin exceeded expectations in a challenging macro environment,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Our integration plan and disciplined focus on cash management led to an improved Adjusted EBITDA margin of 21% and an $11 million increase in cash flow from operations over the prior year. We’ve added several new customers and expanded long-standing relationships, while building a pipeline of opportunities. Our integration plan is nearing completion, and we’re pivoting our innovation to focus on long-term growth. With stable recurring service revenues, a solid liquidity position and a diverse base of customers, we’re confident we will come out stronger as markets begin to stabilize and momentum grows in the back half of the year.”

1

Financial Results

Revenues

Total Revenues for the second quarter of 2020 were $56.7 million compared to $67.1 million in the prior year period.

Service Revenues were $38.4 million in the second quarter of 2020 compared to $39.7 million in the same period last year. Recurring Service Revenues decreased $1.5 million to $37 million in the second quarter compared to $38.5 million in the prior year quarter primarily due to the AT&T/Maersk revenues from 2019 that did not recur this year. Excluding revenues from AT&T/Maersk, Recurring Service Revenues were 99% of prior year despite headwinds from foreign exchange, dormant assets and a weak oil and gas environment. The Company added nearly 18,000 net subscriber additions in the second quarter bringing the total billable subscriber communicators to approximately 2.22 million as of June 30, 2020.

Product Sales were $18.3 million in the second quarter of 2020 compared to $27.4 million in the prior year, as impacts from COVID-19 affected customer deployment schedules and resulted in many temporary customer facility closures.

Gross Margin (1)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 56.4% in the second quarter of 2020 compared to 55.3% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 67.3% in the second quarter of 2020 compared to 66% in the prior year period. The year-over-year improvement was primarily driven by lower direct service costs achieved through the Company’s cost reduction plan.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 25% in the second quarter of 2020 compared to 25.8% in the prior year period. Non-GAAP Product Gross Margin, excluding depreciation and amortization expense, was 27.8% in the second quarter of 2020 compared to 28.4% in the same period last year. The year-over-year decline was primarily due to lower product revenue on approximately $2 million of fixed costs.

Operating Expenses

Operating Expenses for the second quarter of 2020 were $32.8 million compared to $34.2 million for the same period in 2019. The $1.4 million decrease was primarily driven by reductions in professional services, labor, travel and entertainment expenses, as well as lower product development costs.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the second quarter of 2020 was $6.7 million, or $0.09 per share, compared to a Net Loss of $6.4 million, or $0.08 per share in the second quarter of 2019.

EBITDA and Adjusted EBITDA (1)

EBITDA for the second quarter of 2020 was $10.3 million compared to $12.0 million in the prior year period.

Adjusted EBITDA for the second quarter of 2020 was $11.9 million compared to $14.2 million in the prior year period. The year-over-year decline was primarily due to the flow-through impact from lower revenue, mainly product sales, partially offset by a greater mix of high-margin service revenues and reduced operating expenses. The Company’s Adjusted EBITDA Margin in the second quarter of 2020 was 21%, relatively flat to the prior year period.

Balance Sheet and Cash Flow

As of June 30, 2020, Cash and Cash Equivalents totaled $62.4 million, a decrease of $7.8 million in the quarter, which included a repayment of $15 million on the Company’s revolving credit facility, and a $10 million-dollar interest payment on the Company’s debt. Cash Flow from Operations totaled $12.6 million for the second quarter of 2020, an increase of $10.7 million over the prior year period primarily driven by improvements in working capital and margins. Capital Expenditures were $5.7 million in the second quarter of 2020.

Outlook (2)

As the spread of the COVID-19 pandemic continues to be unpredictable, a high degree of uncertainty remains as to the level of business disruption across the multiple markets ORBCOMM serves. That being said, ORBCOMM believes the largest impact of the pandemic to financial results will most likely have occurred in the second quarter of 2020, and anticipates improvement in the third quarter. The Company expects Total Revenues in the third quarter will be between $59 million and $62 million and anticipates Adjusted EBITDA margin in the third quarter to be approximately 21.5%. The Company intends to provide fourth quarter guidance during the earnings conference call in late October.

(2) The Company’s outlook includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, U.S. participants should dial 1-844-735-3762 at least ten minutes prior to the start of the call. International participants should dial 1-412-317-5710. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 1-412-317-0088 for International callers using access code 10146215. The audio replay will be available from approximately 11:00 AM ET on July 30, 2020 through August 13, 2020.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends, and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of the novel coronavirus (COVID-19) pandemic; demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses and systems; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Global Corpotation and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as man-made or natural disasters, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions and oversight; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks, data processing systems and software systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250.0 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25.0 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Senior Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Service revenues	$38,429	$39,738	$78,953	$78,745
Product sales	18,303	27,365	43,958	54,393
Total revenues	56,732	67,103	122,911	133,138
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,559	13,508	25,640	26,555
Cost of product sales	13,211	19,607	30,492	38,635
Operating expenses:
Selling, general and administrative	17,474	17,452	37,204	34,631
Product development	2,784	3,732	6,604	7,699
Depreciation and amortization	12,409	12,526	25,773	25,204
Acquisition-related and integration costs	111	474	202	689
Loss from operations	(1,816)	(196)	(3,004)	(275)
Other income (expense):
Interest income	265	572	681	964
Other income (expense)	(234)	(300)	(500)	(58)
Interest expense	(5,410)	(5,322)	(10,656)	(10,563)
Total other expense	(5,379)	(5,050)	(10,475)	(9,657)
Loss before income taxes	(7,195)	(5,246)	(13,479)	(9,932)
Income tax (benefit) expense	(554)	1,140	(1)	1,850
Net loss	(6,641)	(6,386)	(13,478)	(11,782)
Less: Net income attributable to noncontrolling interests	29	33	167	127
Net loss attributable to ORBCOMM Inc.	$(6,670)	$(6,419)	$(13,645)	$(11,909)
Net loss attributable to ORBCOMM Inc. common stockholders	$(6,670)	$(6,419)	$(13,645)	$(11,909)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.09)	$(0.08)	$(0.17)	$(0.15)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.09)	$(0.08)	$(0.17)	$(0.15)
Weighted average common shares outstanding:
Basic	78,071	79,688	78,192	79,538
Diluted	78,071	79,688	78,192	79,538

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share data)

	June 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS
Current assets:
Cash and cash equivalents	$62,355	$54,258
Accounts receivable, net of allowance for doubtful accounts of $6,666 and $4,480, respectively	48,273	60,595
Inventories	38,297	39,881
Prepaid expenses and other current assets	16,886	18,003
Total current assets	165,811	172,737
Satellite network and other equipment, net	137,021	145,553
Goodwill	166,129	166,129
Intangible assets, net	66,912	73,280
Other assets	20,783	23,149
Deferred income taxes	144	132
Total assets	$556,800	$580,980
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,654	$16,722
Accrued liabilities	33,360	36,951
Current portion of deferred revenue	6,486	3,865
Total current liabilities	50,500	57,538
Note payable - related party	1,275	1,275
Notes payable, net of unamortized deferred issuance costs	247,071	246,683
Deferred revenue, net of current portion	2,844	6,771
Deferred tax liabilities	14,482	14,894
Other liabilities	15,055	16,303
Total liabilities	331,227	343,464
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 40,624 shares issued and outstanding at June 30, 2020 and December 31, 2019	406	406
Common stock, par value $0.001; 250,000,000 shares authorized; 77,952,878 and 78,062,451 shares issued at June 30, 2020 and December 31, 2019, respectively	78	78
Additional paid-in capital	448,908	447,681
Accumulated other comprehensive loss	(676)	(1,013)
Accumulated deficit	(224,587)	(210,942)
Total ORBCOMM Inc. stockholders' equity	224,129	236,210
Noncontrolling interests	1,444	1,306
Total equity	225,573	237,516
Total liabilities and equity	$556,800	$580,980

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(13,478)	$(11,782)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	3,033	477
Change in the fair value of acquisition-related contingent consideration	—	(2,063)
Amortization and write-off of deferred financing fees	388	388
Depreciation and amortization	25,773	25,204
Stock-based compensation	3,150	3,743
Foreign exchange loss	338	21
Deferred income taxes	(464)	(446)
Other	1,109	968
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,345	(2,592)
Inventories	1,592	672
Prepaid expenses and other assets	1,840	(2,587)
Accounts payable and accrued liabilities	(9,416)	(2,418)
Deferred revenue	(1,313)	(287)
Other liabilities	(1,113)	1,637
Net cash provided by operating activities	20,784	10,935
Cash flows from investing activities:
Capital expenditures	(10,517)	(10,550)
Capital expenditures associated with the subscription model	(217)	—
Net cash used in investing activities	(10,734)	(10,550)
Cash flows from financing activities:
Purchases of common stock under share repurchase program	(2,527)	—
Payments under revolving credit facility	(15,000)	—
Proceeds under revolving credit facility	15,000	—
Payments under the Paycheck Protection Program	(7,588)	—
Proceeds under the Paycheck Protection Program	7,588	—
Proceeds from issuance of common stock under employee stock purchase plan	430	604
Net cash (used in) provided by financing activities	(2,097)	604
Effect of exchange rate changes on cash and cash equivalents	144	40
Net increase in cash and cash equivalents	8,097	1,029
Beginning of period	54,258	53,766
End of period	$62,355	$54,795
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,000	$10,000
Income taxes	$2,745	$1,763

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands and unaudited)	2020	2019	2020	2019
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(6,670)	$(6,419)	$(13,645)	$(11,909)
Income tax expense	(554)	1,140	(1)	1,850
Interest income	(265)	(572)	(681)	(964)
Interest expense	5,410	5,322	10,656	10,563
Depreciation and amortization	12,409	12,526	25,773	25,204
EBITDA	$10,330	$11,997	$22,102	$24,744
Adjustments to Adjusted EBITDA
Stock-based compensation	1,471	1,661	3,150	3,743
Noncontrolling interests	29	33	167	127
Acquisition-related and integration costs	111	474	202	689
Adjusted EBITDA	$11,941	$14,165	$25,621	$29,303

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(In thousands, except margin data and unaudited)
Service revenues	$38,429	$39,738	$78,953	$78,745
Minus - Cost of services, including depreciation and amortization expense	16,747	17,758	34,107	35,054
GAAP Service gross profit	$21,682	$21,980	$44,846	$43,691
Plus - Depreciation and amortization expense	4,188	4,250	8,467	8,499
Non-GAAP Service gross profit	$25,870	$26,230	$53,313	$52,190
GAAP Service gross margin	56.4%	55.3%	56.8%	55.5%
Non-GAAP Service gross margin	67.3%	66.0%	67.5%	66.3%

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(In thousands, except margin data and unaudited)
Product sales	$18,303	$27,365	$43,958	$54,393
Minus - Cost of product sales, including depreciation and amortization expense	13,732	20,312	31,522	40,033
GAAP Product gross profit	$4,571	$7,053	$12,436	$14,360
Plus - Depreciation and amortization expense	521	705	1,030	1,398
Non-GAAP Product gross profit	$5,092	$7,758	$13,466	$15,758
GAAP Product gross margin	25.0%	25.8%	28.3%	26.4%
Non-GAAP Product gross margin	27.8%	28.4%	30.6%	29.0%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.